Exhibit (a)(4)

LETTER TO BENEFICIAL HOLDERS

RCN Corporation

Offer To Purchase For Cash and Warrants
Any and All Outstanding

7.375% Convertible Second Lien Notes due 2012
(CUSIP No. 749361AK7)

and

Solicitation of Consents for
Amendments to the Related Indenture, Security Agreement, Pledge Agreement, Guarantee Agreement and Intercreditor Agreement

The tender offer and consent solicitation will expire at 9:15 a.m., New York City time, on May 25, 2007, unless extended by RCN (such time and date, as the same may be extended, the "Expiration Date").

April 27, 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") and the related Consent and Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") relating to:

•
the Offer by RCN Corporation, a Delaware corporation (the "Company" or "RCN"), to purchase any and all of its $125,000,000 outstanding 7.375% Convertible Second Lien Notes due 2012 (the "Notes"). Holders whose Notes are properly tendered and accepted in the Offer will receive, for each $1,000 of principal amount of Notes so tendered, (i) $1,133.00 in cash, (ii) an additional amount in cash equal to the accrued unpaid interest on the Notes to, but excluding, the date on which the Notes are purchased, and (iii) 42.63 warrants (the "Warrants") to purchase shares of common stock, par value $0.01 per share, of RCN.

•
RCN's solicitation, upon the terms and subject to the conditions set forth in the Offer, of consents (collectively, the "Consents") from the holders of the Notes to the adoption of the proposed amendments to (i) the Indenture to eliminate substantially all of the restrictive covenants and Events of Default in the Indenture, to release the Collateral securing the Notes and to modify certain other provisions of the Indenture, (ii) the Security Agreement, the Pledge Agreement and the Intercreditor Agreement to terminate each such agreement upon the effective date of the Second Supplemental Indenture and (iii) the Guarantee Agreement to delete certain provisions thereof to reflect the release of the Collateral securing the Notes upon the effective date of the Second Supplemental Indenture.

RCN is not offering any separate or additional payment for the Consents relating to the Notes. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer.

To receive the purchase price, holders of Notes must tender Notes and provide the corresponding consents in the manner described in the Offer on or before the Expiration Date. RCN's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the Offer and the effectiveness of the Proposed Amendments are conditioned upon, among other things, the receipt of the Required Consents and obtaining sufficient financing to repurchase the Notes in the Offer and to return capital to stockholders. Notes tendered and consents delivered in the Offer may be withdrawn at any time on or prior to the Expiration Date.

Notwithstanding any other provision of the Offer, the Company's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the Offer is conditioned upon (i) the execution by the Company of the Second Supplemental Indenture, the Security Amendment, the Pledge Amendment, the Guarantee Amendment and the Intercreditor Amendment, (ii) obtaining sufficient financing to repurchase the Notes in the Offer and to return capital to stockholders and (iii) the satisfaction or waiver of the other conditions set forth in the Offer on or prior to the Expiration Date. See "The Offer and Consent Solicitation—Conditions of the Offer" in the Offer to Purchase for a full description of conditions to the Offer.

Subject to applicable law, RCN reserves the right to (i) waive any and all conditions to the Offer, except that the receipt of the Required Consents may not be waived, (ii) extend the Offer, (iii) terminate the Offer in the event that any of the conditions applicable to the Offer set forth under "The Offer and Consent Solicitation—Conditions to the Offer" in the Offer to Purchase or (iv) otherwise amend the Offer in any respect. All conditions to the Offer are more fully described in the Offer to Purchase under the caption "The Offer and Consent Solicitation—Conditions of the Offer."

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, RCN will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offer, such payment to be made by the deposit by RCN of cash in immediately available funds and delivery by RCN of certificates representing Warrants with HSBC Bank USA, National Association, in its capacity as the depositary for the Offer (the "Depositary").

This material relating to the Offer is being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. A tender of any Notes and delivery of the related Consents with respect to any Notes may only be made by us as the registered holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to tender Notes and deliver Consents with respect to any or all of the Notes held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to tender your Notes and deliver your Consents, all such Notes will be tendered and such Consents will be delivered, unless otherwise specified below. We urge you to read carefully the Offer and other materials provided herewith before instructing us whether to tender your Notes and to deliver the related Consents with respect to such Notes. Your attention is directed to the following:

1.	The Offer is for any and all Notes that are outstanding.

2.
Holders who desire to tender their Notes pursuant to the Offer are required to consent to the Proposed Amendments. You may not validly tender your Notes in the Offer without consenting to the Proposed Amendments, and you may not deliver your Consents to the Proposed Amendments without tendering your Notes. If you tender your Notes in the Offer, you will be deemed to have consented to the Proposed Amendments.

3.
If you desire to tender any Notes and deliver the related Consents pursuant to the Offer and receive the purchase price for the Notes, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to 9:15 a.m., New York City time, on the Expiration Date.

4.
RCN's obligation to pay the purchase price for tendered Notes delivered pursuant to the Offer is conditioned upon, among other things, the receipt of the Required Consents and obtaining sufficient financing to repurchase the Notes in the Offer and to return capital to stockholders. Consummation of the Offer is also subject to certain other conditions. See "Offer and Consent Solicitation—Conditions of the Offer" in the Offer to Purchase.

5.	Tenders of Notes may be withdrawn (and related Consents may be revoked thereby) before the Expiration Date.

6.	Any transfer taxes incident to the transfer of Notes from the tendering holder to RCN will be paid by RCN, except as provided in the Offer.

7.
RCN expressly reserves the right, in its reasonable discretion, (i) to delay acceptance for purchase of Notes tendered under the Offer or the payment for Notes accepted for purchase pursuant to the Offer, and to terminate the Offer and not accept for payment any Notes not theretofore accepted for purchase if any of the conditions to the Offer specified in the Offer shall not have been satisfied or waived by RCN or in order to comply in whole or in part with applicable law, in either case, by giving oral or written notice of such delay or termination to the Depositary and (ii) at any time, or from time to time, to amend the Offer in any respect. The reservation by RCN of the right to delay acceptance of payment of Notes is subject to the provisions of Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, which requires that RCN pay the consideration offered or return the Notes deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Offer.

8.
Consummation of the Offer and the effectiveness of the Proposed Amendments may have adverse consequences for holders who elect not to tender their Notes in the Offer. See "Significant Consequences to Non-Tendering Holders" and "Material United States Federal Income Tax Consequences" in the Offer to Purchase for discussions of certain factors that should be considered in evaluating the Offer.

If you wish to tender any or all of the Notes held by us for your account and deliver your Consent, please so instruct us by completing, executing, detaching and returning to us the instruction form attached hereto. If you authorize the tender of your Notes, all such Notes will be tendered unless otherwise specified on the instruction form. A holder who tenders Notes before the Expiration Date pursuant to the Offer will be deemed, by acceptance of the Offer, to consent to the Proposed Amendments. Tenders of Notes may not be withdrawn and Consents may not be revoked after the Expiration Date. Your instructions should be forwarded to us in ample time to permit us to submit a tender and/or consent on your behalf by the Expiration Date.

The accompanying Consent and Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us and registered in our name for your account.

The Company is not aware of any jurisdiction in which the making of the Offer, the tender of Notes in connection therewith or the solicitation of Consents would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such laws, the Offer will not be made to (nor will tenders or Consents be accepted from or on behalf of) holder(s) residing in such jurisdiction.

IMPORTANT: A Consent and Letter of Transmittal or an Agent's Message, together with a confirmation of book-entry transfer of Notes, must be received by the Depositary at or before the Expiration Date with respect to holders wishing to receive the purchase price for the Notes.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
AND THE SOLICITATION OF CONSENTS
BY
RCN CORPORATION
FOR ANY AND ALL OUTSTANDING
7.375% CONVERTIBLE SECOND LIEN NOTES DUE 2012
(CUSIP No. 749361AK7)

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase and Consent Solicitation Statement of RCN Corporation, a Delaware corporation (the "Company"), dated April 27, 2007 (the "Offer to Purchase") and the Consent and Letter of Transmittal, relating to its outstanding securities listed above (the "Notes").

This will instruct you to tender the number of Notes indicated below held by you for the account of the undersigned, on the terms and subject to the conditions in the Offer to Purchase. Holders who tender their Notes on or prior to the Expiration Date will be deemed to have delivered their Consent pursuant to the consent solicitation.

Notes which are to be tendered and for which Consents are to be delivered: Principal Amount*	SIGN HERE

Signature(s)

Names(s) (Please Type or Print)

Address

City, State and Zip Code

Area Code and Telephone Number
	Date:	, 2007

*      If the undersigned does not fill in the blank, or unless otherwise indicated, the execution and delivery of these instructions constitute the undersigned's instruction to you to tender and consent to the Proposed Amendments with respect to the entire principal amount of Notes held by you for the account of the undersigned.